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                                                                   EXHIBIT 23(c)



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated October 15, 1996 (except with respect to the matter discussed in Note 7, as to which the date is November 20, 1996) included in the UNOVA, Inc. Form 10 as filed with the Securities and Exchange Commission on August 18, 1997, and subsequently amended on October 1, 1997 and October 22, 1997, and to all references to our Firm included in this registration statement.

Arthur Andersen LLP
Chicago, Illinois

December 19, 1997